                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-76349) of IXC Communications, Inc. for the registration of 698,985 shares of its common stock and 75,000 shares of its common stock reserved for the exercise of warrants and to the incorporation by reference therein of our report dated February 28, 1999 (except for Note 20, as to which the date is March 10, 1999), with respect to the consolidated financial statements of IXC Communications, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission


/s/ ERNST & YOUNG LLP

Austin Texas
June 1, 1999